Exhibit 10.4

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

SECOND AMENDMENT TO LICENSE AND DISTRIBUTION AGREEMENT

This Second Amendment to License and Distribution Agreement (“2d Amendment”) is made and entered into as of as of the last signatory date hereof, by and between BioCardia Lifesciences, Inc., a wholly owned subsidiary of BioCardia, Inc. with its principal place of business at 320 Soquel Road, Sunnyvale California 94085 (“BioCardia”), and Zimmer, Inc., successor in interest to Biomet Biologics, LLC and a Zimmer Biomet company, with its principal office at 345 E. Main Street, Warsaw, Indiana 46580 (“Zimmer Biomet”), each of which may be referred to in the singular as “Party” or in the plural as “Parties.”

RECITALS:

WHEREAS, the Parties entered into that certain License and Distribution Agreement dated October 30, 2012 and amended September 8, 2016, (the, “Agreement”), pursuant to which Zimmer Biomet grants to BioCardia rights to distribute Zimmer Biomet’s Marrowstim™ device as described in the Agreement; and

WHEREAS, the Parties desire to amend the Agreement, extend the term of the Agreement as amended, and enter into this 2d Amendment;

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in the Agreement and this 2d Amendment, the parties hereby agree as follows:

1.	Deletion of Section 11.1 Term. Current Section 11.1 of the Agreement is deleted in its entirety and replaced with the following:

11.1 The term of this Agreement shall commence on the Effective Date and shall continue in full force and effect until the later of (a) twenty (20) years after the Effective Date, or (b) expiration of the last-to-expire Valid Claim within the Licensed Patents (the “Term”).

2.	Deletion of Exhibit 6.1 Transfer Prices. Current Exhibit 6.1 of the Agreement is deleted in its entirety and replaced with the following:

MarrowStimTM device (device only without accessories included in the Kit):

[* * *] or [* * *] ([* * *] in the event this Agreement is assigned by BioCardia to a Qualified Acquirer) of BioCardia’s Average Selling Price (ASP) within the applicable country where such MarrowStimTM device is being sold, whichever is higher.

MarrowStimTM Concentration Kit (including MarrowStimTM device and BMA needle, syringes and other components of the MarrowStimTM Concentration Kit as currently marketed by Biomet)

[* * *]/unit or [* * *] ([* * *] in the event this Agreement is assigned by BioCardia to a Qualified Acquirer) of BioCardia’s ASP within the applicable country where such MarrowStimTM Concentration Kit is being sold, whichever is higher.

If BioCardia bundles the product for reimbursement, the Transfer Price will be based on an ASP for the Product of [* * *] or the Transfer Price established in Exhibit 6.1, whichever is higher.

The Transfer Price set forth here shall remain in effect until the end of 2023. Thereafter, Zimmer Biomet shall have the right to increase the Transfer Price for each twelve (12) month period beginning on January 1 (the Adjustment Date) of each year through a price adjustment notice which shall be received by BioCardia by the applicable Adjustment Date. The Purchase Price shall increase by a percentage equal to the percentage change in the Producer Price Index Industry Data for Plastics Material and Resins (https://fred.stlouisfed.org/series/PCU325211325211) for the previous twelve (12) month period ending on September 30 of the calendar year preceding the calendar year for which the price adjustment is to take effect. If such percentage is greater than [* * *], such percentage shall be deemed to equal [* * *] for such period for purposes of this Section, and if such percentage is negative by greater than [* * *] such percentage shall be deemed to equal [* * *] for such period for purposes of this Section so long as the transfer price is greater than [* * *] per device unit and [* * *] per kit unit.

3.	Deletion of Diligence Milestone 3. Current diligence Milestone 3 set forth in Exhibit 1.12 of the Agreement is deleted in its entirety and replaced with the following:

Milestone 3: Annual minimum purchase requirements of [* * *] units per calendar year beginning in calendar year [* * *] for BioCardia. In the event this Agreement is assigned by BioCardia to a Qualified Acquirer, the annual minimum purchase requirements will increase to [* * *] units in the following [* * *] months, [* * *] units in months [* * *], and [* * *] units per year thereafter.

4.	Addition of Diligence Milestone 4. New diligence Milestone 4 is added to Exhibit 1.12 of the Agreement as follows:

Milestone 4: Upon acquisition by a Qualified Acquirer, Qualified Acquirer shall pay to Biomet the sum of [* * *] within ninety [* * *] of closing.

5.

Entire Agreement. This 2d Amendment, along with the Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof and shall be deemed to supersede all prior documents and communications regarding the subject matter hereof, including, without limitation, any agreements, modifications, amendments and correspondence, whether written or oral. In the event of any conflict between the terms of this 2d Amendment and the Agreement, the terms of this 2d Amendment shall prevail.

IN WITNESS WHEREOF, the parties hereto have executed this 2d Amendment as of the date(s) written below.

ZIMMER, INC.		BIOCARDIA, INC.
(a Zimmer Biomet company)

By:	/s/ Kirk Bailey	By:	/s/ Peter A. Altman
	Kirk Bailey, Chief Technology Officer		Peter A. Altman, President and CEO

Date:	September 22, 2022	Date:	September 22, 2022

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